Exhibit 5.17

[LETTERHEAD OF WITHERSPOON KELLEY, P.S.]

March 16, 2017

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special Washington state counsel to Yakima HMA, LLC, a Washington limited liability company (the “Washington Subsidiary Guarantor”) in connection with the Washington Subsidiary Guarantor’s guarantee of $2,200,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2023 (collectively, the “Notes”) to be issued by CHS/Community Health Systems, Inc. (the “Company”). The Notes are being issued under an Indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a First Supplemental Indenture dated March 16, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, Community Health Systems, Inc. (“Parent”), the other guarantors party thereto and the Trustee. The Notes are being guaranteed by the Washington Subsidiary Guarantor pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the Washington Subsidiary Guarantor in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined and relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below without further investigation or inquiry. The documents listed in (i) through (v) are collectively referred to as the “Corporate Documents” and the documents from (vi) through (ix) are collectively referred to as the “Transaction Documents.” We have reviewed no other documents, corporate records, certificates or other statements as a basis for the opinions herein expressed and, with your consent, the opinions are based solely on a review of the following Corporate Documents and the Transaction Documents:

(i) the Certificate of Formation of the Washington Subsidiary Guarantor filed December 1, 2008 as certified by the Secretary of State of the State of Washington on February 17, 2017 (the “Certificate of Formation”);

Community Health Systems, Inc.

March 16, 2017

(ii) the Articles of Merger of the Washington Subsidiary Guarantor filed December 8, 2008 as certified by the Secretary of State of the State of Washington on February 17, 2017 (the “Articles of Merger”);

(iii) the Third Amended and Restated Limited Liability Company Agreement of the Washington Subsidiary Guarantor dated January 27, 2014 (the “LLC Agreement”);

(iv) the Certificate of Existence/Authorization dated February 22, 2017 from the Secretary of State of the State of Washington as to the existence of the Washington Subsidiary Guarantor (the “Certificate of Existence”);

(v) the certificate with respect to various factual matters signed by an officer of the Issuers and the Washington Subsidiary Guarantor and dated the date of this opinion (the “Officer’s Certificate”);

(vi) the Underwriting Agreement by and between Company and Credit Suisse Securities (USA) LLC, as representative of several underwriters, dated March 7, 2017 (the “Underwriting Agreement”);

(vii) the Indenture (including the Guarantee set forth therein);

(viii) the Registration Statement, as defined below;

(ix) the prospectus contained within the Registration Statement (the “Prospectus”);

We have not undertaken any search of court or other public records for purposes of this letter. We have assumed for purposes of this letter: each document we have reviewed is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that the parties thereto, other than the Washington Subsidiary Guarantor, had the requisite power to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate or other action of the parties, other than the Washington Subsidiary Guarantor, and that such documents were duly executed and delivered by each party thereto, other than the Washington Subsidiary Guarantor; and that Issuers and the Washington Subsidiary Guarantor have acted in good faith and without notice of any fact which has caused Issuers and the Washington Subsidiary Guarantor to reach any conclusion contrary to any of the advice provided in this letter.

Without limiting the foregoing, the opinions hereinafter expressed are subject to the following additional assumptions:

A. the Washington Subsidiary Guarantor has received fair value for its execution of Transaction Documents applicable to it.

B. Neither the Company nor the Washington Subsidiary Guarantor will in the future take any discretionary action (including the decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach of or default under any other agreement or court order;

Community Health Systems, Inc.

March 16, 2017

C. The Company and the Washington Subsidiary Guarantor, as applicable, will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the transaction or performance of the Transaction Documents; and

D. All parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

E. As we will not be present at Closing, we further assume that the Washington Subsidiary Guarantor has delivered the Transaction Documents to which it is a party.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(1) The Washington Subsidiary Guarantor is a limited liability company validly existing under the laws of the State of Washington.

(2) The Washington Subsidiary Guarantor has all requisite limited liability company power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3) The execution and delivery by the Washington Subsidiary Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by the Washington Subsidiary Guarantor of its obligations thereunder have been duly authorized by all requisite limited liability company action on the part of each such Washington Subsidiary Guarantor.

(4) The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by the Washington Subsidiary Guarantor.

Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.

Our representation of the Washington Subsidiary Guarantor is limited by those specific matters for which we have been engaged. We have no familiarity with the Washington Subsidiary Guarantor’s day-to-day operations, business or financial affairs. In preparing this letter we have relied without further investigation or independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Corporate Documents and Transaction Documents; (iii) factual information provided to us by the Washington Subsidiary Guarantor or its representatives, including, without limitation, the Officer’s Certificate referenced above; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

Community Health Systems, Inc.

March 16, 2017

In rendering the opinion set forth in paragraph (1) above as to the existence of the Washington Subsidiary Guarantor, we have relied exclusively on the Certificate of Existence. In addition, as set forth in the LLC Agreement, the Washington Subsidiary Guarantor is managed by a board of directors currently consisting of W. Larry Cash, Martin G. Schweinhart and Rachel A. Seifert. We assume that such individuals are legally competent to serve as directors and are not suffering from any mental condition or disability that would affect his or her capacity to enter into contracts generally.

As used in this opinion, references to our knowledge or awareness, or words of similar import, refer to the current actual knowledge of attorneys within the firm who have rendered legal services to the Washington Subsidiary Guarantor in connection with the Transaction Documents and the transactions contemplated thereby, and corporate law matters related thereto, and mean that, while such attorneys have not been informed by the Washington Subsidiary Guarantor that the matters stated are factually incorrect and no information that would give such attorneys current actual knowledge of any such factual inaccuracy has come to such attorneys’ attention, we have not undertaken any independent investigation with respect thereto.

None of the foregoing opinions include any implied opinion, and we specifically express no opinion with respect to compliance with fiduciary duty requirements.

We are admitted to practice law only in the State of Washington. This opinion is limited to the laws of the State of Washington, and we express no opinion herein with respect to any other laws or to the application of the laws of any other jurisdiction. We express no opinion as to whether the laws of any particular jurisdiction apply, and express no opinion to the extent that the laws of any jurisdiction other than the laws of the State of Washington are applicable to the subject matter hereof. Additionally, we disclaim any opinion as to the application of any law of any city, county or other local subdivision or other local governmental authority of the State of Washington. To the extent that any of the documents reviewed by us in connection with this opinion are governed by the laws of any jurisdiction other than the State of Washington, our opinion relating to those documents is based solely upon the apparent meaning of the language without regard to interpretation or construction that might be indicated by the laws governing those agreements and instruments. This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise the Issuers or the Washington Subsidiary Guarantor of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to Parent’s Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017 (the “Registration Statement”). In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Witherspoon Kelley, P.S.